EXHIBIT (8)(b)(i)
                        Amendment to Participation Agreement


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                                    AMENDMENT NO. 1


         This Amendment dated as of the 21st day of March, 1988 to the Participation Agreement dated as of 22nd day of June, 1987 (the "Agreement") between The Life Insurance Company of Virginia, (the "Company"), Fidelity Distributors Corporation, (the "Underwriter") and Variable Insurance Products Fund, (the "Fund").

         The Company, the Underwriter and the Fund hereby agree to amend the Amendment as follows:

         1. By deleting the words "Life of Virginia Separate Account III, (hereinafter the "Account"), a segregated asset account of the Company" which appears in the third line of the first paragraph of the Agreement and by substituting the following therefore:

                           "each separate segregated asset account of the Company set forth on Schedule C hereto as may be amended from time to time (each such account hereinafter referred to as the "Account")."

         2. By deleting the date, "February 10, 1987", which appears in the sixth WHEREAS on page two of the Agreement and substituting the words "the date shown for such Account on Schedule C hereto."

         3. By deleting Section 2.12 in its entirety and by substituting the following therefor:

                  "2.12. The Company represents and warrants that it will not purchase Fund shares with Account assets derived from the sale of Contracts to deferred compensation plans with respect to service for state and local governments which qualify under
                  Section 457 of the federal Internal Revenue Code, as may be amended. The Company may purchase Fund shares with Account assets derived from any sale of a Contract to any other type of tax-advantaged employee benefit plan; provided however that such plan has no more than 300 employees who are eligible to participate at the time of the first such purchase hereunder by the Company of Fund shares derived from the sale of such Contract."

         4.       By adding the following at the end of Section 12.6:

                  "Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such
                  Commissioner may request in order to ascertain whether the variable insurance product operations of the Company are being conducted in a manner consistent with the California Variable Life Insurance Regulations and any other applicable law or regulations."

         5. By deleting the language of Section 4 of Schedule B to the Agreement in its entirety and by substituting the following therefor:

                  "4. The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards with the name, address, and number of units/shares for each customer. (This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)"

         6. By attaching to an making a part of the Agreement a copy of this Amendment No. 1.

         7. The Agreement, as amended hereby, is an shall remain in full force and effect.


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         In witness whereof, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

The Life Insurance Company of Virginia

         By: /s/ WILLIAM D. BALDWIN
             ----------------------
                  William D. Baldwin

         Title:     Senior Vice President
                    ---------------------

Fidelity Distributors Corporation

         By: /s/JOHN F. O'BRIEN
                  John J. O'Brien

         Title:     President
                    ---------


Variable Insurance Products Fund

         By: /s/ JOHN F. O'BRIEN
             --------------------
                  John J. O'Brien

         Title:     Senior Vice President
                    ---------------------


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                                    SCHEDULE C



NAME OF ACCOUNT                                      DATE OF RESOLUTION OF
                                                     COMPANY'S BOARD WHICH
                                                     ESTABLISHED THE ACCOUNT


Life of Virginia Separate Account II                  August 21, 1986

Life of Virginia Separate Account III                 February 10, 1987

Life of Virginia Separate Account 4                   August 26, 1987


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